United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Apollo Commercial Real Estate Finance, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 29, 2014

To the Stockholders of Apollo Commercial Real Estate Finance, Inc.:

The 2014 annual meeting of stockholders (the “Annual Meeting”) of Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“ARI” or the “Company”), will be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, on April 29, 2014, at 9:00 a.m., Eastern Daylight Time, to consider and vote on the following matters:

(1)	The election of seven directors to serve on ARI’s board of directors until ARI’s 2015 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2)	The ratification of the appointment of Deloitte & Touche LLP as ARI’s independent registered public accounting firm for the 2014 fiscal year;

(3)	The resolution to approve, on an advisory basis, the compensation of ARI’s named executive officers, as more fully described in the accompanying proxy statement; and

(4)	The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The close of business on March 10, 2014 has been fixed by our board of directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.

We hope that all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to ARI. By submitting your proxy voting instructions promptly, you can help ARI avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

If you hold shares of our common stock, par value $0.01 per share (“Common Stock”), in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Your proxy is being solicited by our board of directors. Our board of directors recommends that you vote FOR the election of the nominees listed in the accompanying proxy statement to serve on our board of directors until our 2015 annual meeting of stockholders and until their respective successors are duly elected and qualify, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year and FOR the resolution to approve, on an advisory basis, the compensation of our named executive officers.

By Order of the Board,

Stuart A. Rothstein President and Chief Executive Officer

New York, New York

March 20, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held April 29, 2014. The Proxy Statement and our 2013 Annual Report to Stockholders are available at:

http://viewproxy.com/apolloreit/2014/.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 29, 2014

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“ARI,” the “Company,” “we,” “our” or “us”), for use at ARI’s 2014 annual meeting of stockholders (the “Annual Meeting”) to be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, on April 29, 2014, at 9:00 a.m., Eastern Daylight Time, or at any postponements or adjournments thereof.

If you are a registered holder of shares of common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on the record date, you may vote your shares of Common Stock in person at the Annual Meeting or by proxy. If you hold shares of Common Stock in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to our Secretary at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting. If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the nominees named in this Proxy Statement as directors, to serve on our board of directors until our 2015 annual meeting of stockholders and until their successors are duly elected and qualify, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year, and FOR the resolution to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies at their discretion.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being made available or sent to stockholders on or about March 20, 2014.

ANNUAL REPORT

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2013, including financial statements audited by Deloitte & Touche LLP, our independent registered public accounting firm, and their report thereon, dated February 27, 2014.

VOTING SECURITIES AND RECORD DATE

Stockholders will be entitled to cast one vote for each share of Common Stock held of record at the close of business on March 10, 2014 (the “Record Date”) with respect to (i) the election of seven directors to serve on our board of directors until our 2015 annual meeting of stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year, (iii) the resolution to approve, on an advisory basis, the compensation of our named executive officers and (iv) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof.

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), the only item to be acted upon at the Annual Meeting with respect to which a broker or nominee will be permitted to exercise voting discretion is the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year. Therefore, if you hold your shares in street name and do not give the broker or nominee specific voting instructions on the election of directors or on the resolution to approve, on an advisory basis, the compensation of our named executive officers, your shares will not be voted on those items, and a broker non-vote will occur. Broker non-votes will have no effect on the voting results for such items. Abstentions will have no effect on the voting results for any of the proposals.

The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of a director, a plurality of all the votes cast in the election of directors at the Annual Meeting; (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the proposal; and (iii) for the resolution to approve, on an advisory basis, the compensation of our named executive officers, a majority of all votes cast on the proposal. The board of directors knows of no other matters that may properly be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters at their discretion.

As of the Record Date, we had issued and outstanding 37,125,475 shares of Common Stock.

1. ELECTION OF DIRECTORS

Board of Directors

On November 4, 2013, our board of directors approved an increase in the size of our board of directors to eight and elected Mr. Scott S. Prince to serve as an independent director. As a result, our board of directors is currently comprised of eight directors: Joseph F. Azrack, Eric L. Press, Stuart A. Rothstein, Douglas D. Abbey, Mark C. Biderman, Alice M. Connell, Michael E. Salvati and Scott S. Prince. In accordance with our charter (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), each director will hold office until our next annual meeting of stockholders and until his or her successor has been duly elected and qualifies, or until the director’s earlier resignation, death or removal.

Upon the recommendation of the Nominating and Corporate Governance Committee of our board of directors (the “Nominating and Corporate Governance Committee”), our board of directors has approved a reduction in the size of our board of directors to seven and is nominating six directors for re-election and an additional director nominee for election for the first time. Joseph F. Azrack, Eric L. Press, Stuart A. Rothstein, Mark C. Biderman, Scott S. Prince and Michael E. Salvati have been nominated by our board of directors to stand for re-election as directors, and Robert A. Kasdin has been nominated to stand for election as a director for the first time, by the stockholders at the Annual Meeting to serve until our 2015 annual meeting of stockholders and until their respective successors are duly elected and qualify, or until their earlier resignation, death or removal. Mr. Abbey and Ms. Connell have chosen not to stand for re-election as directors. It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the re-election of Messrs. Azrack, Press, Rothstein, Biderman, Prince and Salvati and the election of Mr. Kasdin, as directors, unless otherwise instructed. If the candidacy of Messrs. Azrack, Press, Rothstein, Biderman, Prince, Salvati and Kasdin should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors. Our board of directors has no reason to believe that, if elected, any of Messrs. Azrack, Press, Rothstein, Biderman, Prince, Salvati or Kasdin will be unable or unwilling to serve as director.

Information Regarding the Nominees for Election and Re-Election as Directors

The following information is furnished as of March 20, 2014 regarding the nominees for election and re-election as directors.

Joseph F. Azrack, 66, has served as one of our directors since June 2009 and was appointed as the Chairperson of the board of directors in March 2012. From June 2009 through March 2012, Mr. Azrack also served as our President and Chief Executive Officer. He presently serves as a senior advisor in the real estate business of Apollo Global Management, LLC (NYSE: APO) (together with its subsidiaries, “Apollo”). Previously, Mr. Azrack served as the President and Chief Executive Officer of ACREFI Management, LLC (our “Manager”), the head of our Manager’s Investment Committee, the managing partner of Apollo Global Real Estate Management, L.P., which was a position he held from August 2008 to January 2014, and the Chairman-Real Estate of Apollo, which was a position he held from December 2010 to January 2014. Mr. Azrack has 30 years of real estate investment management experience. Prior to joining Apollo, from 2004 to 2008, Mr. Azrack was President and Chief Executive Officer of Citi Property Investors, the real estate management group of Citigroup Inc. (NYSE: C), where he chaired the firm’s Management Committee and Investment Committees, directing investment policy and strategy. Mr. Azrack was also a member of the Citigroup Alternative Investments Management Committee (May 2004 to July 2008) and Investment Committee (May 2004 to July 2008), and a member of Citi Infrastructure Investments’ Investment Committee (September 2006 to July 2008). From 1996 to 2003, he was Chief Executive Officer and Chairman of AEW Capital Management, L.P., founder and President of the AEW Partners Funds (1988 to 2003), a director of Curzon Global Partners (1998 to 2003) and founder and Chairman of IXIS AEW Europe (2001 to 2003). As Chief Investment Officer of AEW Capital Management, L.P., in the early-mid 1990’s, Mr. Azrack was actively involved in the purchase of investment grade and below investment grade commercial mortgage-backed securities (“CMBS”) and the making of new first mortgage loans on behalf of AEW’s institutional clients. When interest rate spreads declined as the mortgage market became more efficient in the late 1990s, Mr. Azrack was instrumental in the liquidation of the mortgage and CMBS portfolio. Under Mr. Azrack’s leadership, AEW was an early and successful participant in the purchase of non performing loan portfolios from the Resolution Trust Company and banks, the formation of the Taubman Realty Group, the initial public offering of Taubman Centers (NYSE: TCO) in 1992 as the first Umbrella Partnership Real Estate Investment Trust (“UPREIT”), and the management buildup and initial public offering of Evans-Withycombe Residential and its subsequent merger with Equity Residential Properties Trust (NYSE: EQR). Mr. Azrack served with AEW from 1983 to 2003. He is a past adjunct professor at Columbia University’s Graduate School of Business where he is a member of and from 1993 to 2003 chaired the Real Estate Program Advisory Board. He is also a member of the Board of Directors and Board of Trustees of the Urban Land Institute, as well as a Board member of Atrium European Real Estate, Ltd. Mr. Azrack graduated from Villanova University with a BS and from Columbia University with an MBA. Mr. Azrack was selected to serve on our board of directors because of his depth of knowledge about the real estate industry and his experience with the operations and investments of our Company.

Eric L. Press, 48, has been one of our directors since July 2009. He is also a Vice President of our Manager and a member of our Manager’s Investment Committee. Mr. Press has been a Senior Partner-Private Equity of Apollo Global Management, LLC (NYSE: APO) since November 1998. Mr. Press joined Apollo in 1998. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group, a management consulting firm focused on corporate strategy. Mr. Press serves on the Boards of Directors of Affinion Group, Inc. (October 2006 to present), Caesar’s Entertainment Corporation (NASD: CZR) (January 2008 to present), Noranda Aluminum Holding Corporation (NYSE: NOR) (March 2007 to present), Prestige Cruise Holdings, Inc. (November 2007 to present), Princimar Chemical Holdings (December 2013 to present) and Verso Paper Corp. (NYSE: VRS) (December 2008 to present). Previously, he served on the Boards of Directors of Athene Re (July 2009 to February 2014); Innkeepers USA (June 2007 to April 2010), Metals USA Holdings Corp. (November 2005 to April 2013); Quality Distribution, Inc. (NASD: QLTY) (May 2004 to May 2008), Wyndham International, Inc. (May 2005 to August 2005) and AEP Industries Inc. (NASD: AEPI) (June 2004 to February 2005). Mr. Press became an Administrator of Seven Sea Cruises S. De. R.L. in November 2011. He has been a member of the Boards of Directors of Prestige Cruises International, Inc. and Prestige Cruise Holdings, Inc., the parent companies of Seven Sea Cruises S. De. R.L., and Oceania Cruises, a sister company of Seven Sea Cruises S. De. R.L., since April 2007. Mr. Press graduated magna cum laude from Harvard College with an AB in Economics and a JD from Yale Law School, where he was a Senior Editor of the Yale Law Review. Mr. Press was selected to serve on our board of directors because of his acute business judgment and his extensive experience serving on the boards of and advising publicly traded companies.

Stuart A. Rothstein, 48, is our President and Chief Executive Officer and one of our directors. From September 2009 through April 1, 2013, Mr. Rothstein also served as our Chief Financial Officer, Treasurer and Secretary. He is also the Vice President of, and a member of, the Investment Committee of our Manager. Since 2009, Mr. Rothstein has been a partner and the Chief Operating Officer-Real Estate of Apollo Global Management, LLC (NYSE: APO). Mr. Rothstein is responsible for managing the day-to-day operations of the group as well as strategic planning and new business development. Since its initial public offering in July 2011 through January 1, 2014, Mr. Rothstein served as the Chief Financial Officer, Treasurer and Secretary of Apollo Residential Mortgage, Inc. (NYSE: AMTG), a publicly traded real estate investment trust (“REIT”) managed by an affiliate of Apollo. Prior to joining Apollo in 2009, Mr. Rothstein was a Co-Managing Partner of Four Corners Properties, a privately held real estate investment company. Previously, he served as a Director of KKR Financial Advisors, LLC, overseeing all investments in commercial real estate and a Director at RBC Capital Markets, responsible for the West Coast Real Estate Investment Banking practice. Prior to RBC, Mr. Rothstein was an Executive Vice President and Chief Financial Officer of the Related Capital Company, also serving as Chief Financial Officer for three publicly traded companies—Centerline Holding Company (formerly CharterMac),

American Mortgage Acceptance Company and Aegis Realty Inc. Mr. Rothstein began his career at Spieker Properties Inc., an office REIT subsequently acquired by Equity Office Properties, and held various senior finance positions prior to being named Chief Financial Officer in 1999. Mr. Rothstein graduated from the Pennsylvania State University with a BS in Accounting and received an MBA from the Stanford University Graduate School of Business. He is a member of Pennsylvania State University’s Smeal College of Business Real Estate Advisory Board. Mr. Rothstein was selected to serve on our board of directors because of the strategic leadership and business judgment he has demonstrated in his role as our President and Chief Executive Officer, and previously as our Chief Financial Officer, and his extensive managerial and executive experience.

Mark C. Biderman, 68, has been one of our directors since November 2010. Since its initial public offering in July 2011, Mr. Biderman has also served on the Board of Directors for Apollo Residential Mortgage, Inc. (NYSE: AMTG), a publicly traded REIT managed by an affiliate of Apollo. Since February 2011, Mr. Biderman has been a member of the Board of Directors of Atlas Energy G.P., LLC, General Partner of Atlas Energy, L.P., an energy-focused master limited partnership. Since August 2010, Mr. Biderman has been a member of the Board of Directors of the Full Circle Capital Corporation (NASD: FULL), an externally managed business development company. Mr. Biderman served as a member of the Board of Directors of Atlas Energy, Inc., an independent natural gas producer that also owned an interest in an energy services provider, from July 2009 through February 2011. Since January 2009, Mr. Biderman has been a consultant focused on the financial services sector. Mr. Biderman served as Vice Chairman of National Financial Partners Corp. (NYSE: NFP), a benefits, insurance and wealth management services firm, from September 2008 through December 2008. From November 1999 until September 2008, he served as NFP’s Executive Vice President and Chief Financial Officer. From 1987 to 1999, Mr. Biderman served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets, or CIBC, an investment banking firm, and its predecessor, Oppenheimer & Co., Inc. Prior to investment banking, he was an equity research analyst covering the commercial banking industry. Mr. Biderman was on the “Institutional Investor” All American Research Team from 1973 to 1985 and was First Team Bank Analyst in 1974 and 1976. Mr. Biderman chaired the Due Diligence Committee at CIBC and served on the Commitment and Credit Committees. He serves on the Board of Governors and as Treasurer of Hebrew Union College-Jewish Institute of Religion, on the Board of Trustees of Congregation Rodeph Sholom, on the Board of Directors and as Treasurer of Center for Jewish Life Princeton University—Hillel and on the Board of Governors and as Treasurer of the Noyac Golf Club. Mr. Biderman is a Chartered Financial Analyst. Mr. Biderman received a BSE degree, with high honors, in chemical engineering from Princeton University and an MBA from the Harvard Graduate School of Business Administration. Mr. Biderman qualifies as an “audit committee financial expert” under the guidelines of the Securities and Exchange Commission (the “SEC”). Mr. Biderman was selected to serve as a director on our board of directors because of his business acumen and valuable operational experience.

Scott S. Prince, 50, has been one of our directors since November 2013. Mr. Prince was Co-Managing Partner of Skybridge Capital from 2007 until January 2012. Prior to Skybridge, Mr. Prince was a Partner at Eton Park Capital Management from its launch in 2004 until 2007. At Eton Park he was global head of trading and the fund’s derivatives business. Mr. Prince was co-head of Equities Trading and of Global Equity Derivatives at Goldman Sachs and Co. from 1998 through 2004. Mr. Prince became a partner at Goldman Sachs in 1998 and served on the firm’s Finance Committee, the Equity Division’s Risk Committee and the Equity Division’s Operating Committee. Mr. Prince was a Director of the International Securities Exchange from 2002 to 2004. He is currently an Executive Board Member of the Wharton School and is a Board Member of the Hope and Heroes Pediatric Cancer Foundation. Mr. Prince graduated from the Wharton School of the University of Pennsylvania with a BS in Economics and received an MBA from the University of Chicago. Mr. Prince was selected to serve as a director on our board of directors because of his significant finance and capital markets expertise.

Michael E. Salvati, 61, has been one of our directors since September 2009. Since December 2000, Mr. Salvati has been President at Oakridge Consulting, Inc., which provides interim management, management consulting and corporate advisory services to companies ranging in size from start-ups to multinational corporations. From February 2004 to May 2004, Mr. Salvati served as Chief Financial Officer of AMI Semiconductor, Inc. From September 1998 to February 2000, Mr. Salvati was Executive Vice President—Chief

Operating Officer of National Financial Partners Corp. (NYSE: NFP), an Apollo affiliated venture focusing on the consolidation of small financial services firms that service high net worth individuals. From June 1996 to June 1998, he was Chief Financial Officer of Culligan Water Technologies, Inc., an affiliate of Apollo, where he oversaw the completion of nearly 50 acquisitions over a period of 18 months. Mr. Salvati was a partner at KPMG LLP from 1990 to 1996. Mr. Salvati is a Certified Public Accountant and member of the American Institute of Certified Public Accountants, Illinois CPA Society. He has served as a member of the Board of Directors and Chair of the Audit Committee of Global Power Equipment Group, Inc. (NASD: GLPW) since August 2011. Mr. Salvati’s previous board memberships include Things Remembered, Inc., Lazydays, Inc., NCH Nu World Marketing, Ltd., Coho Energy, Inc. (OTC: COHIQ), Prime Succession, Inc., and Castle Holdco 4, Ltd., an Apollo affiliate. Mr. Salvati received a BS in microbiology and a MS in accounting from the University of Illinois at Champaign-Urbana. Mr. Salvati qualifies as an “audit committee financial expert” under the guidelines of the SEC. Mr. Salvati was selected to serve as a director on our board of directors due to his strong background in public accounting and auditing.

Robert A. Kasdin, 55, has been nominated to stand for election as a director for the first time. Mr. Kasdin has served as senior executive vice president of Columbia University since September 2002. Prior to joining Columbia University, he served as the executive vice president and chief financial officer of the University of Michigan from 1997 to 2002. Before his service at the University of Michigan, he was the treasurer and chief investment officer for the Metropolitan Museum of Art in New York City from 1993 to 1997, and, from 1988 to 1992, served as vice president and general counsel for Princeton University Investment Company. He began his career as a corporate attorney at Davis Polk & Wardwell LLP. Mr. Kasdin has served on the Board of Directors of Noranda Aluminum Holding Corporation (NYSE: NOR), an Apollo affiliate, since February 2008 and the Harbor Funds since January 2014. Mr. Kasdin is also a trustee of the National September 11 Memorial & Museum, the Metropolitan Museum of Art and is a member of the Council on Foreign Relations. Mr. Kasdin earned his A.B. from Princeton University and his J.D. from Harvard Law School. Mr. Kasdin was nominated for election to our board of directors based on his legal experience as well as his leadership, financial and management experience with higher education institutions, including construction projects and major real estate development on behalf of those institutions, which brings an important perspective to our strategic planning.

Our board of directors recommends a vote FOR the election of Messrs. Azrack, Press, Rothstein, Biderman, Prince, Salvati and Kasdin as directors.

A plurality of all of the votes cast on the proposal at the Annual Meeting at which a quorum is present is necessary to elect a director. Proxies solicited by our board of directors will be voted FOR Messrs. Azrack, Press, Rothstein, Biderman, Prince, Salvati and Kasdin, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

In accordance with our Bylaws, any vacancies occurring on our board of directors, including vacancies occurring as a result of the death, resignation, or removal of a director, or due to an increase in the size of the board of directors, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies, or until such director’s earlier resignation, death or removal.

There is no familial relationship among any of the members of our board of directors or executive officers. See “Corporate Governance—Director Independence.”

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors (the “Audit Committee”) has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Deloitte & Touche LLP has audited our financial statements since the fiscal year ended December 31, 2009 and has also provided certain tax services. Our board of directors is requesting that our stockholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, our board of directors is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Deloitte & Touche LLP for the fiscal years ended December 31, 2013 and 2012.

	For the Fiscal Year Ended December 31,
	2013	2012
Audit Fees(1)	$687,085	$660,826
Audit-Related Fees(2)	—	—
Tax Fees(3)	141,716	133,472
All Other Fees(4)	82,500	180,000

Total	$911,301	$974,298

(1)	2012 and 2013 Audit Fees include: (i) the audit of the consolidated financial statements included in our annual report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings and communications; and (iv) accounting consultation attendant to the audit.
(2)	There were no Audit-Related Fees incurred in 2012 or 2013.
(3)	2012 and 2013 Tax Fees include tax compliance, tax planning, tax advisory and related tax services.
(4)	2012 and 2013 All Other Fees include Deloitte & Touche LLP’s initial audit and consents and other services related to SEC and other regulatory filings. Except as described in the previous sentence, there were no other professional services rendered by Deloitte & Touche LLP in 2012 and 2013.

The Audit Committee’s charter provides that the Audit Committee shall review and pre-approve the engagement fees and the terms of all auditing and non-auditing services to be provided by the Company’s external auditors and evaluate the effect thereof on the independence of the external auditors. All audit and tax services provided to us were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

3. ADVISORY APPROVAL OF THE COMPENSATION OF ARI’S NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement. This proposal is commonly known as a “say-on-pay” proposal. The compensation of our named executive officers as disclosed in this Proxy Statement includes the disclosure under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this Proxy Statement, as required by SEC rules.

We do not have any employees. We are managed by ACREFI Management, LLC, our Manager, pursuant to the management agreement between us and our Manager dated as of September 23, 2009 (the “Management Agreement”). Under the Management Agreement, we pay our Manager the management fees described in “Certain Relationships and Related Transactions.” We do not have agreements with any of our executive officers or any employees of our Manager or its affiliates with respect to their cash compensation. Our named executive officers as described in this Proxy Statement are employees of our Manager or one of its affiliates and do not receive cash compensation from us for serving as our executive officers. Under the terms of the Management Agreement, we reimburse our Manager or its affiliates for our allocable share of the compensation, including annual base salary, bonus and any related withholding taxes and employee benefits paid to our Chief Financial Officer, currently Megan B. Gaul effective as of April 1, 2013 and previously Stuart A. Rothstein, based on the percentage of his or her time spent managing our affairs in that role. However, we do not determine the compensation payable to Ms. Gaul by our Manager and did not determine the compensation paid by our Manager to Mr. Rothstein.

Our Manager and personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement are eligible to receive equity award compensation under the Apollo Commercial Real Estate Finance, Inc. 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan”). Our named executive officers are also eligible to receive such grants. Please refer to “Executive Compensation—Compensation Discussion and Analysis” for a description of grants made under the 2009 Equity Plan.

Accordingly, the following advisory and non-binding resolution will be presented to our stockholders at the 2014 Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation payable to our named executive officers as disclosed in accordance with Securities and Exchange Commission rules in the Company’s Proxy Statement for the Company’s 2014 Annual Meeting, including the disclosure under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in the Proxy Statement relating to the Company’s 2014 Annual Meeting.

Although this approval is advisory and non-binding, our board of directors and the Compensation Committee of our board of directors (the “Compensation Committee”) value the opinions of our stockholders and will consider the voting results when making future decisions regarding compensation of our named executive officers.

Our board of directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement, including the disclosure under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this Proxy Statement.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

BOARD AND COMMITTEE MATTERS

Board of Directors

Our board of directors is responsible for overseeing our affairs. Our board of directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the year ended December 31, 2013, our board of directors held nine meetings. All of our directors attended at least 75% of the meetings of our board of directors and of the committees of our board of directors on which they served during 2013 (during the periods that they served). Six of the directors then serving on our board of directors attended our 2013 annual meeting of stockholders. Our board of directors’ policy, as set forth in our Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Committees of the Board of Directors

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee. Michael E. Salvati (Chairperson), Mark C. Biderman, Alice M. Connell and Scott S. Prince are the current members of the Audit Committee. Following the Annual Meeting, we expect that Messrs. Salvati, Biderman and Prince will serve as members of the Audit Committee. Our board of directors has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of Audit Committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee. Our board of directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” in this Proxy Statement for a description of our directors’ respective backgrounds and experience), that Messrs. Salvati and Biderman each qualify as an “audit committee financial expert” for purposes of, and as defined by, the SEC rules and has the requisite accounting or related financial management expertise required by NYSE listing standards. In addition, our board of directors has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards. Mr. Biderman currently serves on the audit committee of four public companies (including us). In accordance with our Audit Committee charter, these obligations have been disclosed to our board of directors. Our board of directors has determined that serving on the audit committee of three other public companies does not impair Mr. Biderman’s ability to effectively serve on our Audit Committee.

The Audit Committee, which met four times during 2013, among other things, acts on behalf of our board of directors to discharge our board of directors’ responsibilities relating to our and our subsidiaries’ corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, the staffing, performance, budget, responsibilities and qualifications of our internal audit function and reviewing our policies with respect to risk assessment and risk management. The Audit Committee is also responsible for reviewing with management and external auditors our interim and audited annual financial statements as well as approving the filing of our interim financial statements, meeting with officers responsible for certifying our annual report on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements. The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on our website at www.apolloreit.com.

Compensation Committee. Mark C. Biderman (Chairperson), Douglas D. Abbey and Michael E. Salvati are the current members of the Compensation Committee. Following the annual meeting, we expect that Messrs. Biderman, Salvati and Kasdin will serve as members of the Compensation Committee. Our board of directors has determined that all of the members of the Compensation Committee are independent as required by the NYSE listing standards, the Guidelines, the Independence Standards (as defined below) and the written charter of the Compensation Committee. The Compensation Committee, which met four times during 2013, is responsible for evaluating the performance of our Manager, reviewing the compensation and fees payable to our Manager under our Management Agreement, preparing compensation committee reports and administering the issuance of any shares of Common Stock or other equity awards issued to personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement. Because our Management Agreement provides that our Manager is responsible for managing our affairs, our officers, who are employees of our Manager or one of its affiliates, do not receive cash compensation from us for serving as our officers. To the extent that the Company is responsible for paying the compensation or any other employee benefits of the Chief Executive Officer, the Compensation Committee will review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and determine the Chief Executive Officer’s compensation level based on this evaluation. Under our Management Agreement, we are responsible for reimbursing our Manager for our allocable share of the compensation and employee benefits paid to our Chief Financial Officer by our Manager based on the percentage of her time spent on our affairs and other corporate finance, tax, accounting, internal audit, legal, risk management, operations and compliance and other non-investment personnel of our Manager and its affiliates who spend all or a portion of their time managing our affairs. The Compensation Committee is responsible for reviewing the information provided by our Manager to support the determination of our share of such costs. The Compensation Committee consults with our Manager when recommending to the board of directors the level of awards under the Company’s 2009 Equity Incentive Plan (as described below) to be payable to the personnel of our Manager and its affiliates. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. The specific responsibilities of the Compensation Committee are set forth in its written charter, which is available for viewing on our website at www.apolloreit.com.

Nominating and Corporate Governance Committee. Douglas D. Abbey (Chairperson) and Alice M. Connell are the current members of the Nominating and Corporate Governance Committee. Following the annual meeting, we expect that Messrs. Prince and Kasdin will serve as members of the Nominating and Corporate Governance Committee. Our board of directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by the NYSE listing standards, the Guidelines, the Independence Standards (as defined below) and the written charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which met three times during 2013, is responsible for, among other things, reviewing periodically and making recommendations to our board of directors on the range of qualifications that should be represented on our board of directors and eligibility criteria for individual board membership, as well as seeking, considering and recommending to the board qualified candidates for election as directors and approving and recommending to the full board of directors the appointment of each of our officers. For a discussion of the consideration of diversity in the process by which candidates for director are considered for nomination by the Nominating and Corporate Governance Committee, and the process for identifying and evaluating nominees for director, including nominees recommended by security holders, please see “Corporate Governance—Identification of Director Candidates” in this Proxy Statement. The Nominating and Corporate Governance Committee reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance and annually recommends to the board of directors nominees for each committee of our board of directors. In addition, the committee annually facilitates the assessment of our board of directors’ performance as a whole and that of the individual directors and reports thereon to our board of directors. The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, which is available for viewing on our website at www.apolloreit.com.

Report of the Audit Committee

The Audit Committee has furnished the following report for our fiscal year ended December 31, 2013:

The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our board of directors.

Management is primarily responsible for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to oversee and review the financial reporting process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

The Audit Committee held four meetings in 2013. These meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and Deloitte & Touche LLP, our independent registered public accounting firm. At these meetings, among other things, the Audit Committee reviewed the consolidated financial statements contained in our quarterly and annual periodic reports, as applicable, as well as our earnings releases. In addition, the Audit Committee and management discussed with Deloitte & Touche LLP, an independent registered public accounting firm, the overall scope and plans for its audit.

At a meeting held subsequent to December 31, 2013, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP the audited consolidated financial statements for the year ended December 31, 2013, and the related report prepared by Deloitte & Touche LLP. The Audit Committee met with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also discussed with Deloitte & Touche LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), which included a discussion of Deloitte & Touche LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting.

The Audit Committee also discussed with Deloitte & Touche LLP its independence from us. Deloitte & Touche LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with audit committees concerning independence and represented that it is independent from us. The Audit Committee also received regular updates on the amount of fees and scope of audit and tax services provided by Deloitte & Touche LLP.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to our board of directors that our audited consolidated financial statements for our fiscal year ended December 31, 2013 be included in our annual report on Form 10-K filed with the SEC. The Audit Committee has also appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and is presenting this selection to our stockholders for ratification.

Michael E. Salvati, Chairperson

Mark C. Biderman

Alice M. Connell

Scott S. Prince

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF INDEPENDENT DIRECTORS

We pay a $110,000 annual base director’s fee to each of our independent directors, $60,000 of which is paid in cash and $50,000 of which is paid in shares of restricted Common Stock or other equity awards. These shares of restricted Common Stock vest in equal installments on the first business day of each fiscal quarter over a three year period. Upon the declaration of a dividend payable to holders of shares of our Common Stock, our directors will receive dividend payments from the shares of restricted Common Stock they hold to the same extent, and in the same per share amounts, as other holders of our Common Stock. In addition, the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive an annual cash retainer of $10,000, $5,000 and $5,000, respectively. We also reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Our independent directors are also eligible to receive grants of stock options, shares of restricted Common Stock, phantom shares, dividend equivalent rights and other equity-based awards under the 2009 Equity Incentive Plan.

We pay directors’ fees only to those directors who are independent under the NYSE listing standards.

The following table summarizes the annual compensation received by our independent directors for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash($)(1)	Restricted Stock Awards ($)(2)	Total ($)
Douglas D. Abbey	$65,500	$137,942	$203,442
Mark C. Biderman	65,500	137,942	203,442
Alice M. Connell	60,500	137,942	198,442
Scott S. Prince	—	80,900	80,900
Michael E. Salvati	70,500	137,942	208,442

(1)	Amounts in this column represent annual board fees and annual chair fees paid to independent directors in 2013.
(2)	Amounts in this column represent the aggregate grant date fair value of awards of restricted shares of Common Stock computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

CORPORATE GOVERNANCE

Role of the Board and Risk Oversight

Pursuant to our Charter and Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of our board of directors. Our board of directors has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of our board of directors keep informed of our business by participating in meetings of our board of directors and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with our Manager and our executive officers.

In connection with their oversight of risk to our business, our board of directors and the Audit Committee consider feedback from our Manager concerning the risks related to our business, operations and strategies. The Audit Committee discusses and reviews policies with respect to our risk assessment and risk management, including, but not limited to, guidelines and policies to govern the process by which risk assessment and risk management is undertaken, the adequacy of our insurance coverage, our interest rate risk management, our counter-party and credit risks, our capital availability and refinancing risks and any environmental risks, if applicable. The Audit Committee will also consider enterprise risk management. Our Manager regularly reports to our board of directors on our leverage policies, our asset acquisition process, any asset impairments and our compliance with applicable REIT and Investment Company Act of 1940 rules. Members of our board of directors routinely meet with our Manager and our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our board of directors and the risks associated with such matters.

We maintain separate roles for our Chief Executive Officer and Chairperson of our board of directors.

Our board of directors believes that its composition protects stockholder interests and provides sufficient independent oversight of our Manager. A majority of our current directors are “independent” under NYSE standards, as more fully described elsewhere in this Proxy Statement under “Corporate Governance—Director Independence.” The independent directors intend to meet separately from the personnel of our Manager on at least a quarterly basis and are very active in the oversight of our Company. The independent directors oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of our Manager and the selection and evaluation of directors.

Each independent director has the ability to add items to the agenda of board of directors’ meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our board of directors and each board of directors’ committee has complete and open access to our Manager and its officers, employees and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement.

Our board of directors believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance at the board of directors level and independent oversight of both our board of directors and our Manager. The current governance structure, when combined with the functioning of the independent director component of our board of directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors and executive officers. The Code of Conduct was designed to assist directors and executive officers in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable governmental, state and local laws, compliance with securities laws, the use and protection of company assets, the protection of our confidential corporate information, dealings with the press and communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, health and safety, and conflicts of interest, including payments and gifts by third parties to directors and officers, outside financial interests of directors and officers that might be in conflict with our interests, access to our confidential records, corporate opportunities, and loans to directors and officers. The Code of Conduct is available for viewing on our website at www.apolloreit.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to our Secretary at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.

Corporate Governance Guidelines

Our board of directors has adopted Guidelines that address significant issues of corporate governance and set forth procedures by which our board of directors carries out its responsibilities. Among the areas addressed by the Guidelines are the composition of our board of directors, its functions and responsibilities, its standing committees, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and the annual performance evaluation and review of our board of directors and committees. The Guidelines are available for viewing on our website at www.apolloreit.com. We will also provide the Guidelines, free of charge, to stockholders who request them. Requests should be directed to our Secretary at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.

Director Independence

The Guidelines provide that a majority of the directors serving on our board of directors must be independent as required by NYSE listing standards. In addition, as permitted under the Guidelines, our board of directors has adopted certain categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. The Independence Standards are available for viewing on our website at www.apolloreit.com. Based upon its review of all relevant facts and circumstances, our board of directors has affirmatively determined that five of our eight current directors—Douglas D. Abbey, Mark C. Biderman, Alice M. Connell, Scott S. Prince and Michael E. Salvati—qualify as independent directors under the NYSE listing standards and the Independence Standards.

Review and Approval of Transactions with Related Persons

Our board of directors has adopted written policies and procedures for review, approval and ratification of transactions involving us and “related persons” (directors and executive officers, stockholders beneficially owning greater than 5% of our outstanding capital stock, or immediate family members of any of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). A summary of these policies and procedures is set forth below:

Policies

•

Any covered related party transaction must be approved by our board of directors or by a committee of our board of directors consisting solely of disinterested directors. In considering the transaction, our board of directors or any such committee will consider all relevant factors, including, as applicable, (i) our business rationale for entering into the transaction; (ii) the available alternatives; (iii) whether the transaction is on terms comparable to those available to or from third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest; and (v) the overall fairness of the transaction to us.

•	On at least an annual basis, our board of directors or committee will monitor the transaction to assess whether it is advisable for us to amend or terminate the transaction.

Procedures

•

Management or the affected director or executive officer will bring the matter to the attention of the Chairperson of the Audit Committee or, if the Chairperson of the Audit Committee is the affected director, to the attention of the Chairperson of the Nominating and Corporate Governance Committee.

•

The appropriate Chairperson shall determine whether the matter should be considered by our board of directors or by a committee of our board of directors consisting solely of disinterested directors (the “Appointed Committee”).

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.

•

No director shall participate in any discussion or approval of a related party transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to our board of directors or the Appointed Committee.

•

If a related party transaction will be ongoing, our board of directors or the Appointed Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party.

•	All related party transactions shall be disclosed in our applicable filings with the SEC as required under applicable securities law rules and regulations.

Identification of Director Candidates

In accordance with the Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying director candidates for our board of directors and for recommending director candidates to our board of directors for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders. In accordance with the Guidelines, directors should possess the highest personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing the long-term interests of the Company and its stockholders and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to our board of directors and management and their ability to represent our long-term interests and those of our stockholders.

The Nominating and Corporate Governance Committee routinely maintains a list of potential director candidates and skill sets required by our board of directors. Upon determining the need for additional or replacement board members, the Nominating and Corporate Governance Committee assesses potential director candidates included on the list as well as other appropriate potential director candidates based upon information it receives regarding such potential candidates or otherwise possesses, which assessment may be supplemented by additional inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee

considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of directors. The Nominating and Corporate Governance Committee may seek input on such director candidates from other directors, including the Chairperson of our board of directors and our Chief Executive Officer, and recommends director candidates to our board of directors for nomination. The Nominating and Corporate Governance Committee does not solicit director nominations, but it will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis and in accordance with applicable law. The Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the advanced notice procedures set forth in our Bylaws and outlined under the “Submission of Stockholder Proposals” section of this Proxy Statement may nominate candidates for election as directors. Our Bylaws currently provide that stockholder nominations of director candidates for an annual meeting of stockholders must be received no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which notice of the meeting or public disclosure of the date thereof was given or made. Accordingly, to submit a director candidate for consideration for nomination at our 2015 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by November 20, 2014, but in no event earlier than October 21, 2014. The written notice must set forth the information and include the materials required by our Bylaws. The advanced notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in the Company’s proxy statement pursuant to SEC rules. See “Submission of Stockholder Proposals” for information regarding providing timely notice of stockholder proposals under SEC rules.

Hedging and Speculative Trading

Our board of directors has adopted, as part of our insider trading policy, prohibitions against our executives, directors and all employees, partners, directors and officers of Apollo Global Management, LLC and its subsidiaries engaging in transactions of a speculative nature involving our securities at any time, including, but not limited to, the purchase or sale of put options. In addition, such persons are prohibited from short-selling our securities or engaging in transactions involving other derivatives based on our securities, including options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of our common stock (other than securities granted under our 2009 Equity Incentive Plan).

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our directors and executive officers.

Director Attendance at Annual Meetings of Stockholders

We have scheduled a board meeting in conjunction with our annual meeting of stockholders and, as set forth in the Guidelines, our policy is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Communications with the Board of Directors

Our board of directors has approved a process to enable communications with the independent members of the board of directors or the chairperson of any of the committees of the board of directors. Communications by email should be sent to stockholdercommunications@apolloreit.com. Communications by regular mail should be sent to the attention of our Secretary at our office at 9 West 57th Street, 43rd Floor, New York, New York 10019. Each communication received will be reviewed to determine whether the communication requires immediate action. All appropriate communications received, or a summary of such communications, will be sent to the appropriate member(s) of our board of directors. However, we reserve the right to disregard any communication we determine is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. Our Secretary, or his or her delegate, has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. Our board of directors has approved this communication process.

In addition, any employee, partner, member, owner or principal of our Manager, any of our stockholders and any other person may make a good faith report to the Audit Committee regarding any questionable or unethical accounting or auditing matters via (a) our compliance hotline at 877-666-5677, (b) our compliance website at www.reportlineweb.com/apollolp; or (c) regular mail addressed to the Audit Committee of Apollo Commercial Real Estate Finance, Inc., c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019.

Executive Sessions of Independent Directors

The independent directors serving on our board of directors intend to meet in executive sessions at least four times per year at regularly scheduled meetings of our board of directors. These executive sessions of our board of directors will be presided over by one of the independent directors serving on our board of directors selected on an ad-hoc basis.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

Our President and Chief Executive Officer is Stuart A. Rothstein. Our Chief Financial Officer, Treasurer, and Secretary is Megan B. Gaul. For Mr. Rothstein’s biography, please see “Election of Directors—Information Regarding the Nominees for Election and Re-Election as Directors.” The following sets forth the biographical information for Ms. Gaul as of March 20, 2014.

Megan B. Gaul, 38, has served as our Chief Financial Officer, Treasurer and Secretary since April 1, 2013. Since November 2009, Ms. Gaul has been controller of ACREFI Management, LLC, our Manager. Prior to joining Apollo in November 2009, for approximately eight years, Ms. Gaul held various financial and accounting positions, including Director at BlackRock, Inc., an investment management corporation. Ms. Gaul holds a BS from Georgetown University in Business Administration.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We have no employees. We are managed by ACREFI Management, LLC, our Manager, pursuant to our Management Agreement. Under the Management Agreement, we pay our Manager the management fees described in “Certain Relationships and Related Transactions.” We do not have agreements with any of our executive officers or any employees of our Manager or its affiliates with respect to their cash compensation. Our named executive officers for 2013, Mr. Rothstein and Ms. Gaul, are employees of our Manager or one of its affiliates and do not receive cash compensation from us for serving as our executive officers. However, under the terms of the Management Agreement, we do reimburse our Manager or its affiliates for our allocable share of the compensation, including annual base salary, bonus and any related withholding taxes and employee benefits, paid to our Chief Financial Officer and certain other personnel of our Manager and its affiliates, based on the percentage of their time spent managing our affairs. Mr. Rothstein previously served as our Chief Financial Officer, Treasurer and Secretary until Ms. Gaul was appointed to such roles effective April 1, 2013. For the year ended December 31, 2013, the amount of Mr. Rothstein’s and Ms. Gaul’s total compensation allocable to us based on the percentage of time spent managing our affairs was approximately $33,333 and $363,856, respectively. We do not determine the compensation payable to our executive officers by our Manager or its affiliates. Our Manager or its affiliates, at their discretion, determine the levels of base salary and cash incentive compensation earned by our executive officers. Our Manager or its affiliates also determine whether and to what extent our executive officers will be provided with pension, deferred compensation and other employee benefits plans and programs.

Say-on-Pay Vote

At our 2013 annual meeting of stockholders, we provided our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers. The Compensation Committee reviewed the results of this advisory “say-on-pay” vote. A substantial majority of our stockholders (96.0%) that voted at the annual meeting of stockholders, approved the compensation of our named executive officers as described in our proxy statement for last year’s annual meeting of stockholders.

Say-on-Frequency Vote

At our 2011 annual meeting of stockholders, our stockholders recommended that we hold an advisory stockholder vote on the compensation of our named executive officers annually. In light of this recommendation from our stockholders, as well as other factors, our board of directors has determined that we will hold an annual stockholder advisory vote with respect to the compensation of our named executive officers.

Equity Compensation

The Compensation Committee may, from time to time, grant equity-based awards designed to align the interests of our Manager and personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement with those of our stockholders, by allowing our Manager and personnel of our Manager and its affiliates to share in the creation of value for our stockholders through stock appreciation and dividends. These equity-based awards are generally subject to time-based vesting requirements designed to promote retention and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to enable our Manager and its affiliates who support our Manager to attract, motivate and retain talented individuals. We have adopted the 2009 Equity Incentive Plan, which provides for the issuance of equity-based awards, including restricted shares of Common Stock, restricted stock units, stock options, phantom shares, dividend equivalents and other awards based on our Common Stock. Restricted shares of Common Stock issued to our independent directors in respect to a portion of their annual director fees are also issued under this plan.

Our board of directors has delegated its administrative responsibilities under the 2009 Equity Incentive Plan to the Compensation Committee. In its capacity as plan administrator, the Compensation Committee has the authority to make awards to our Manager, directors and officers, employees and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement, and to determine what form the awards will take and the terms and conditions of the awards.

The Compensation Committee considers our performance as one of the important factors in determining the awards granted under the 2009 Equity Incentive Plan. The Compensation Committee in consultation with our Manager and executive officers, developed performance measures in order to link awards under the 2009 Equity Incentive Plan and our financial and operating performance by considering the attainment of certain company performance measures in connection with grants of future awards under the 2009 Equity Incentive Plan. Accordingly, in evaluating our performance for 2013, the Compensation Committee considered the achievement of various measures of company performance, which included the ability to remain fully invested, extending our investment portfolio’s duration, increasing and improving the quality of our investor relations efforts, exploring cost effective methods to raise capital and effective management of our operating expenses. The Compensation Committee also considered quantitative performance objectives for 2013, including financial performance ratios, our dividend yield to stock price, our dividend yield to book value, our stock price to book value as well as our trailing twelve month return on equity, our common stock price performance and the total stockholder return provided to our stockholders. In addition, the Compensation Committee considered individual contributions to our activity during 2013 by our executive officers and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement. As a result of this review process, the Compensation Committee determined to make the grants set forth under “—2013 Equity Grants” below to our Manager and personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement, including our named executive officers. The Compensation Committee has not adopted a formal equity incentive compensation program for 2014, and, to the extent the Compensation Committee determines to make grants during 2014, we expect that goals, business objectives and measures of our performance will be considered by the Compensation Committee, in consultation with our Manager and executive officers in determining whether to make, and the amount of any, such grants.

2013 Equity Grants

In February 2013, the Compensation Committee approved aggregate awards of 180,000 restricted stock units under the 2009 Equity Incentive Plan to our Manager and personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement, including our named executive officers. Mr. Rothstein and Ms. Gaul received 50,000 and 5,000 respectively, of these restricted stock units. The restricted stock units vest in equal annual installments over a period of three years from the date of the original grant of the restricted stock units. In addition, the recipients have the right to receive, with respect to each restricted stock unit, within the first 30 days of the succeeding fiscal year, cash in an amount equal to the cash dividend distributions paid during the fiscal year in the ordinary course on a share of our Common Stock. Following the expiration of the final vesting period, we will deliver shares of non-restricted Common Stock to the recipients. Please see “2009 Equity Incentive Plan and Other Matters—Awards Under the Plan” for a description of restricted stock units.

Compensation Committee Report

The Compensation Committee evaluates and establishes equity award compensation for our Manager and our officers, employees and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement and administers our 2009 Equity Incentive Plan. The Compensation Committee consults with our Manager when recommending to the board of directors the level of grants under our 2009 Equity Incentive Plan to be payable to our Manager, our executive officers and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement. While our management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. The Compensation Committee believes that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation. The Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Mark C. Biderman, Chairperson

Douglas D. Abbey

Michael E. Salvati

The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Compensation of Executive Officers

The following table summarizes the annual compensation received by our named executive officers in the 2013, 2012 and 2011 fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Stuart A. Rothstein(2),	2013	$33,333	—	$879,500	—	$912,833
President and Chief Executive Officer	2012	$125,000	$174,000	$315,200	—	$614,200
(ceased serving as Chief Financial Officer, Treasurer and Secretary on April 1, 2013)	2011	$116,000	$141,000	$412,290	—	$669,290

Megan B. Gaul(3),	2013	$150,000	$125,906	$87,950	—	$363,856
Chief Financial Officer, Treasurer and	2012	—	—	—	—	—
Secretary (commenced serving as Chief Financial Officer, Treasurer and Secretary on April 1, 2013)	2011	—	—	—	—	—

(1)	Amounts in this column represent the aggregate grant date fair value of awards of restricted shares of Common Stock or restricted stock units computed in accordance with FASB ASC Topic 718. The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our Annual Report on Form 10-K for the year ended December 31, 2013 (Note 11, Share-Based Payments).
(2)	Mr. Rothstein is an employee of an affiliate of our Manager and is not paid compensation by us. Amounts in the columns entitled “Salary,” “Bonus” and “All Other Compensation” for Mr. Rothstein represent the allocable share of the compensation, including annual base salary and bonus, which is allocable to us based on the percentage of time he spent managing our affairs in his capacity as Chief Financial Officer, which we reimbursed to our Manager.
(3)	Ms. Gaul is an employee of an affiliate of our Manager and is not paid compensation by us. Amounts in the columns entitled “Salary,” “Bonus” and “All Other Compensation” for Ms. Gaul represent the allocable share of the compensation, including annual base salary and bonus, which is allocable to us based on the percentage of time she spent managing our affairs in 2013, in her capacity as Chief Financial Officer since April 1, 2013 and as an employee of an affiliate of our Manager prior to April 1, 2013, which we reimbursed to our Manager.

Grants of Plan-Based Awards

The following table summarizes certain information regarding all plan-based awards granted during the 2013 fiscal year to our named executive officers.

Grants of Plan Based Awards for 2013

	Grant Date	Date of Board of Director Action	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Stuart A. Rothstein	2/27/2013	2/27/2013	50,000	879,500
Megan B. Gaul	2/27/2013	2/27/2013	5,000	87,950

(1)	Amounts in this column represent restricted stock unit awards.
(2)	Amounts in this column represent the aggregate grant date fair value of awards granted in 2013 computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to all outstanding equity-based awards held at the end of the 2013 fiscal year by each named executive officer.

	Stock Awards
Names	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Stuart A. Rothstein	55,668	$904,605
Megan B. Gaul	6,250	101,563

(1)	Represents restricted stock units granted pursuant to the 2009 Equity Incentive Plan, which vest in accordance with the terms of the applicable award agreements.
(2)	Based on the closing price of our Common Stock on the last business day of the fiscal year ended December 31, 2013—$16.25.

Option Exercises and Stock Vested

No stock options have been granted by the Company to date. The following table summarizes certain information regarding restricted stock unit awards that vested during the 2013 fiscal year with respect to the named executive officers.

	Stock Vested in 2013
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)(2)
Stuart A. Rothstein	32,332	$531,414
Megan B. Gaul	4,166	68,119

(1)	This value includes the value of vested restricted stock units for which the delivery of shares of Common Stock is currently deferred. The restricted stock units generally vest on a quarterly schedule over a period of time. Following the expiration of the final vesting period, the Company will deliver shares of non-restricted Common Stock to the applicable named executive officers. Please see “2009 Equity Incentive Plan and Other Matters—Awards Under the Plan” for a more detailed description of the restricted stock units.
(2)	The Value Realized on Vesting column reflects the aggregate value realized with respect to all stock awards that vested in fiscal year 2013. The value realized in connection with each vesting of stock awards is calculated as follows: the number of vested shares underlying a restricted stock unit award multiplied by the closing price of the Company’s common stock on the vesting date. The value realized amounts are calculated in accordance with the rules and regulations of the SEC and may not reflect the amounts ultimately realized by the named executive officer.

Pension Benefits

Our named executive officers received no benefits in the 2013 fiscal year from us under defined pension or defined contribution plans.

Nonqualified Deferred Compensation

Our Company does not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our named executive officers.

Potential Payments Upon Termination or Change in Control

Our named executive officers are employees of our Manager or its affiliates and therefore we generally have no obligation to pay them any form of compensation upon their termination of employment, except with respect to the restricted stock unit award agreements entered into between such named executive officers and our Company. These agreements provide that any unvested portion of the award shall be immediately and irrevocably forfeited upon a termination of the employment of the named executive officer by the Manager or its affiliates; including, a termination of employment due to such officer’s resignation, discharge, death or retirement.

In addition, the 2009 Equity Incentive Plan provides that, in the event of a “change in control” (as such term is defined in our 2009 Equity Incentive Plan), the Compensation Committee shall take any such action as in its discretion it shall consider necessary to maintain each grantee’s rights under the 2009 Equity Incentive Plan (including under grantee’s applicable award agreement) so that such grantee’s rights are substantially proportionate to the rights existing prior to such event, including, without limitation, adjustments in the number of shares, options or other awards granted, the number and kind of shares or other property to be distributed in respect of any options or rights previously granted under the plan, and the exercise price, purchase price and performance-based criteria established in connection with any grants (to the extent consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), as applicable).

2009 Equity Incentive Plan and Other Matters

We have adopted the 2009 Equity Incentive Plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours. The 2009 Equity Incentive Plan is administered by the Compensation Committee. The 2009 Equity Incentive Plan permits the granting of stock options, shares of restricted Common Stock, phantom shares, dividend equivalent rights, restricted stock units and other equity-based awards.

Administration

The Compensation Committee has full authority to administer and interpret the 2009 Equity Incentive Plan, to authorize the granting of awards, to determine the eligibility of directors, officers, advisors, consultants and other personnel, personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement, and any joint venture affiliates of ours to receive an award, to determine the number of shares of Common Stock to be covered by each award (subject to the individual participant limitations provided in the 2009 Equity Incentive Plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2009 Equity Incentive Plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2009 Equity Incentive Plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The 2009 Equity Incentive Plan is administered by the Compensation Committee, which consists of three non-employee directors, each of whom is, to the extent required by Rule 16b-3 under the

Exchange Act, a non-employee director, and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code and intend that grants be exempt from the restriction of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or if no committee exists, the board of directors.

Available Shares

Our 2009 Equity Incentive Plan provides for grants of restricted shares of Common Stock and other equity-based awards up to an aggregate of 7.5% of the issued and outstanding shares of our Common Stock on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities into shares of Common Stock). If an option or other award granted under the 2009 Equity Incentive Plan expires or terminates, the shares subject to any portion of the award that expires, forfeits or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2009 Equity Incentive Plan after the tenth anniversary of the earlier of the date that such plan was initially approved by (i) our board of directors or (ii) our stockholders. No award may be granted under our 2009 Equity Incentive Plan to any person who, assuming exercise of all options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of our Common Stock.

Awards Under the Plan

Stock Options. The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the Compensation Committee. The exercise price of an option shall be determined by the Compensation Committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the Compensation Committee.

Shares of Restricted Common Stock. A restricted stock award is an award of shares of Common Stock that is subject to restrictions on transferability and such other restrictions, if any, as the Compensation Committee may impose at the date of grant. Grants of shares of restricted Common Stock will be subject to vesting schedules as determined by the Compensation Committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. Unless otherwise stated in the applicable award agreement, a participant granted shares of restricted Common Stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the shares of restricted Common Stock. Although dividends may be paid on shares of restricted Common Stock, whether or not vested, at the same rate and on the same date as on shares of our Common Stock, holders of shares of restricted Common Stock are prohibited from selling such shares until they vest.

Phantom Shares. Phantom shares, when issued, will reduce the number of shares available for grant under the 2009 Equity Incentive Plan and will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of Common Stock, or if provided by the Compensation Committee, the right to receive the fair market value of a share of Common Stock in excess of a base value established by the Compensation Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of Common Stock (as may be elected by the participant or the Compensation Committee, as may be provided by the Compensation Committee at grant). The Compensation Committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years.

Dividend Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of Common Stock) of dividends paid on shares of Common Stock otherwise subject to an award. The Compensation Committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of Common Stock. The Compensation Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Restricted Stock Units. Restricted stock units represent a promise to pay shares of our Common Stock upon the completion of a service-based vesting period. Dividend equivalents are earned during the vesting period, and paid in the year following the year to which they relate.

Other Share-Based Awards. The 2009 Equity Incentive Plan authorizes the granting of other awards based upon shares of our Common Stock (including the grant of securities convertible into shares of Common Stock and share appreciation rights), subject to terms and conditions established at the time of grant.

Change in control

Upon a change in control (as defined in the 2009 Equity Incentive Plan), the Compensation Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the Compensation Committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments).

Other changes

Our board of directors may amend, alter, suspend or discontinue the 2009 Equity Incentive Plan but cannot take any action that would materially impair the rights of a participant’s existing grants without the participant’s consent unless necessary for compliance with applicable law or legislation or to meet the requirements of any accounting standard or to correct an administrative error. To the extent necessary and desirable (including, as required by law or any stock exchange rules), the board of directors must obtain approval of our stockholders for any amendment that would, other than through adjustment as provided in the 2009 Equity Incentive Plan, increase the total number of shares of Common Stock reserved for issuance under the 2009 Equity Incentive Plan or change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2009 Equity Incentive Plan.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of ARI. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on the review of copies of the Section 16(a) reports and amendments thereto furnished to us and/or written representations from our directors, executive officers and 10% Holders that no other reports were required to be filed, we believe that for the year ended December 31, 2013 our directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them, except that, Mr. Rothstein filed a Form 4 one day late reporting the sale of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of the Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

Management Agreement

In connection with our initial public offering in September 2009, we entered into our Management Agreement with our Manager, which describes the services to be provided by our Manager and its compensation for those services. Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines for our Manager to follow in its day-to-day management of our business.

Pursuant to the terms of our Management Agreement, our Manager is paid a base management fee equal to 1.5% per annum of our stockholders’ equity (as defined in our Management Agreement), calculated and payable (in cash) quarterly in arrears.

The current term of our Management Agreement expires on September 29, 2015 and shall be automatically renewed for successive one-year terms on each anniversary thereafter unless at least two-thirds of the Company’s independent directors vote to terminate the Management Agreement based upon (1) unsatisfactory performance by our Manager that is materially detrimental to the Company or (2) a determination that the management fee payable to our Manager is not fair, subject to our Manager’s right to prevent such a termination based on unfair fees by accepting a mutually acceptable reduction of management fees agreed to by at least two-thirds of the Company’s independent directors. The Manager must be provided with written notice of any such termination at least 180 days prior to the expiration of the then existing term and will be paid a termination fee equal to three times the sum of the average annual base management fee during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. Following a meeting by our board of directors on February 26, 2014 with respect to the Management Agreement, which included a discussion of our Manager’s performance and the level of the management fees thereunder, we determined not to terminate the Management Agreement.

For the period ended December 31, 2013, the Company incurred approximately $10.012 million in base management fees. In addition to the base management fee, the Company is also responsible for reimbursing the Manager for certain expenses paid by the Manager on behalf of the Company or for certain services provided by the Manager to the Company. For the year ended December 31, 2013, the Company recorded expenses totaling approximately $0.75 million related to reimbursements for certain expenses paid by the Manager on behalf of the Company. At December 31, 2013, the Company recorded a “payable to related party” liability that included approximately $2.628 million for base management fees incurred but not yet paid.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) our named executive officers, (iii) our directors and director nominees and (iv) all of our directors and executive officers as a group. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights. The percentages below are based on 37,125,475 shares of our Common Stock outstanding as of the Record Date.

	Common Stock Beneficially Owned
Name and Business Address(1)	Common Stock	Total	Percent of Class
Directors and Officers
Joseph F. Azrack(2)	66,488	66,488	*
Stuart A. Rothstein(2)(3)	26,127	26,127	*
Alice M. Connell(2)(4)	19,988	19,988	*
Douglas D. Abbey(2)(4)	31,628	31,628	*
Mark C. Biderman(2)(4)	22,897	22,897	*
Eric L. Press(2)	—	—	—
Scott S. Prince(2)(4)	5,000	5,000	*
Michael E. Salvati(2)(4)	24,988	24,988	*
Robert A. Kasdin(2)	—	—	—
Megan B. Gaul(3)	8,180	8,180	*
All directors, director nominees and executive officers as a group (10 persons)	205,296	205,296	*
Greater than 5% Beneficial Owners
Goldman Sachs Asset Management, L.P. GS Investment Strategies, LLC(5)	3,178,746	3,178,746	8.6%
OppenheimerFunds, Inc.(6)	2,995,765	2,995,765	8.12%
BlackRock, Inc.(7)	2,885,233	2,855,233	7.8%

(*)	Represents less than 1% of issued and outstanding shares of Common Stock.
(1)	The business address of each director and named executive officer is c/o Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(2)	Each director and named executive officer has sole voting and investment power with respect to these shares, except that: (a) Mr. Abbey has indirect beneficial ownership of 10,000 shares held by Abbey Charitable Remainder Unitrust dated 12/9/03, voting control over which Mr. Abbey shares with his spouse and (b) Mr. Abbey has indirect beneficial ownership of 1,640 shares held by the Abbey Revocable Living Trust, which Mr. Abbey was appointed trustee of on December 29, 2010.
(3)	Does not include restricted stock units granted under the 2009 Equity Incentive Plan.
(4)	Includes unvested restricted shares of Common Stock granted to our directors pursuant to our 2009 Equity Incentive Plan as follows: (a) Mr. Salvati—6,896 restricted shares of Common Stock; (b) Mr. Abbey—6,896 restricted shares of Common Stock; (c) Ms. Connell—6,896 restricted shares of Common Stock, (d) Mr. Biderman—6,896 restricted shares of Common Stock and (e) Mr. Prince—4,584 restricted shares of Common Stock.
(5)	On its Schedule 13G filed with the SEC on February 13, 2014, Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (collectively, “Goldman Sachs Asset Management”) reported shared voting power with respect to 3,001,989 shares of Common Stock and shared dispositive power with respect to 3,178,746 shares of Common Stock beneficially owned by Goldman Sachs Asset Management. The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 8.6%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G. Goldman Sachs Asset Management’s address is 200 West Street, New York, New York 10282.
(6)	On its Schedule 13G filed with the SEC on February 6, 2014, OppenheimerFunds, Inc. reported shared voting power with respect to 2,995,765 shares of Common Stock beneficially owned by it and shared dispositive power with respect to 2,995,765 shares of Common Stock beneficially owned by it. The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 8.12%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G. OppenheimerFunds, Inc.’s address is Two World Financial Center, 225 Liberty Street, New York, New York 10281.
(7)	On its Schedule 13G filed with the SEC on January 28, 2014, BlackRock, Inc. reported sole voting power with respect to 2,759,787 shares of Common Stock beneficially owned by it and sole dispositive power with respect to 2,885,233 shares of Common Stock beneficially owned by it. The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 7.8%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G. BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022.

OTHER MATTERS

Our board of directors knows of no other business to be presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies at their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2015 annual meeting of stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than November 20, 2014 and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Our Bylaws currently provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2015 annual meeting of stockholders, but not intending for such a nomination or proposal to be considered for inclusion in the Company’s proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no later than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders, as originally convened, or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a director candidate for consideration for nomination at our 2015 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by November 20, 2014, but in no event earlier than October 21, 2014.

Any such nomination or proposal should be sent to our Secretary at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019 and, to the extent applicable, must include the information and other materials required by our Bylaws.

DELIVERY OF MATERIALS

In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to our stockholders, we are, except as described below, furnishing proxy materials, including this Proxy Statement and our 2013 Annual Report to stockholders, by providing access to these documents on the Internet. Accordingly, on or about March 20, 2014, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be sent to our beneficial owners of Common Stock. The Notice provides instructions for accessing our proxy materials on the Internet and instructions for receiving printed copies of the proxy materials without charge by mail or electronically by email. Please follow the instructions included in the Notice.

The Notice provides you with instructions regarding the following: (1) viewing our proxy materials for the Annual Meeting on the Internet; (2) voting your shares after you have viewed our proxy materials; (3) requesting a printed copy of the proxy materials; and (4) instructing us to send our future proxy materials to you. We believe the delivery options allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

In addition, certain stockholders of record of our Common Stock will be sent, by mail, this Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card on or about March 20, 2014.

The difference between a shareholder of record and a beneficial owner of shares is as follows:

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and you will be sent the proxy materials by mail.

Beneficial Owner of Common Stock. If your shares are held in an account at an intermediary (bank or broker), then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

HOUSEHOLDING OF PROXY MATERIALS

The rules of the SEC permit companies and intermediaries (such as brokerage firms, banks, broker-dealers or other similar organizations) to satisfy the delivery requirements for the Notice and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or copy of the proxy materials, as the case may be, addressed to each of those stockholders. This practice, commonly referred to as “householding,” is designed to reduce our printing and postage costs. Stockholders who hold shares in “street name” (as described below) may contact their intermediaries to request information about householding.

If you have received notice from your broker, nominee or other intermediary, or us that your household will receive only one copy of our proxy materials, you will be deemed to have consented to this process unless you specifically revoke your consent. If you received only one copy of our proxy materials and wish to receive a separate copy for each stockholder at your household, or if, at any time, you wish to resume receiving separate proxy materials, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker, nominee or other intermediary if your shares are held in a brokerage account or us if you hold registered shares. If, at any time, such a record stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019, Attn: Secretary or by calling our investor relations at (212) 515-3200.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily through the Internet and by mail, but may also be made by our directors, executive officers and employees by telephone, telegraph, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NYSE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO OUR SECRETARY AT APOLLO COMMERCIAL REAL ESTATE FINANCE, INC., 9 WEST 57TH STREET, 43RD FLOOR, NEW YORK, NEW YORK 10019.

By Order of the Board

Stuart A. Rothstein President and Chief Executive Officer

New York, New York

March 20, 2014

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

CONTROL #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

•       INTERNET – www.proxypush.com/ari

Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 28, 2014.

•       PHONE – 1-866-883-3382

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 28, 2014.

•       MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

   Please detach here

The Board of Directors Recommends a Vote “FOR” the election of all of the Director nominees listed in Proposal 1 and “FOR” Proposals 2 and 3.

1. Election of directors:	01 Joseph F. Azrack 02 Mark C. Biderman 03 Robert A. Kasdin	04 Eric L. Press 05 Scott S. Prince	06 Stuart A. Rothstein 07 Michael E. Salvati	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of Deloitte & Touche LLP as Apollo Commercial Real Estate Finance, Inc.’s independent registered public accounting firm for the 2014 fiscal year.	☐ For	☐ Against	☐ Abstain

3. Approval, on an advisory basis, of the compensation of Apollo Commercial Real Estate Finance, Inc.’s named executive officers, as more fully described in the 2014 Proxy Statement.	☐ For	☐ Against	☐ Abstain

WHEN THIS PROXY IS PROPERLY EXECUTED, THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE CAST “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Date

Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy and date. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 29, 2014

9:00 a.m.

Offices of Clifford Chance US LLP

31 West 52nd St.

New York, New York 10019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 29, 2014. The Proxy Statement and our 2013 Annual Report to Stockholders are available at: http://viewproxy.com/apolloreit/2014

Apollo Commercial Real Estate Finance, Inc. 9 West 57th St., 43rd Floor New York, New York 10019	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on April 29, 2014.

The shares of stock you hold in your account or in a dividend reinvestment account, if applicable, will be voted as you specify on the reverse side.

If this proxy is executed but no choice is specified, the votes you are entitled to cast will be cast “FOR” the election of each of the Director nominees named in the accompanying Proxy Statement and “FOR” Proposals 2 and 3.

By signing the proxy, you appoint Stuart A. Rothstein and Megan B. Gaul, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on April 29, 2014 at 9:00 a.m. at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, and any postponement or adjournment thereof, to cast on your behalf all votes that you are entitled to cast at the Meeting and to otherwise represent you at the Meeting with all powers possessed by you if personally present at the Meeting. By signing the proxy, you revoke all prior proxies with respect to the Meeting and acknowledge receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement, the terms of which are incorporated by reference herein.

See reverse for voting instructions.